Exhibit 2.1
Third Amending
Agreement
relating to Merger Implementation
Agreement
Coeur d’Alene Mines Corporation
Coeur d’Alene Mines Australia Pty Ltd
Coeur Sub Two, Inc
Bolnisi Gold NL

AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY
TEL: +61 2 9921 8888 FAX: +61 2 9921 8123
www.minterellison.com

Third Amending Agreement
relating to Merger Implementation Agreement

Details	3

Agreed terms	5

1. Defined terms & interpretation	5
1.1 Defined terms	5
1.2 Interpretation	5

2. Amendments	5
2.1 Amendments to MIA	5
2.2 Single document	5
2.3 Confirmation and acknowledgment	5

3. General	5
3.1 Governing law and jurisdiction	5
3.2 Confidentiality	5
3.3 Counterparts	5

Signing page	6

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 2

Details

Date	23 October 2007

Parties

Name	Coeur d’Alene Mines Corporation
Short form name	Coeur
Incorporated	Idaho, USA
Notice details	505 Front Avenue
Coeur d’Alene
Idaho 83814
USA
Facsimile: +1 208 667 2213
Attention: Company Secretary

Name	Coeur d’Alene Mines Australia Pty Ltd
Short form name	Coeur Australia
ACN	125 204 775
Notice details	Suite 1003
3 Spring Street
Sydney NSW 2000
Facsimile:
Attention:

Name	Coeur Sub Two, Inc
Short form name	Coeur Sub Two
Incorporated	Delaware, USA
Notice details	505 Front Avenue Coeur d’Alene
Idaho 83814
USA
Facsimile: +1 208 667 2213
Attention: Company Secretary

Name	Bolnisi Gold NL
Short form name	Bolnisi
ACN	008 587 086
Notice details	Level 8
261 George Street
Sydney NSW 2000
Facsimile: +61 2 9247 3932
Attention: Peter Nightingale

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 3

Background
A	The parties entered into the Merger Implementation Agreement (MIA) on 3 May 2007 which was amended by an Amending Agreement on 8 June 2007, a Second Amending Agreement on 22 June 2007 and a letter agreement dated 24 September 2007.

B	The parties wish to amend the MIA as set out in this document.

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 4

Agreed terms
1.	Defined terms & interpretation

1.1	Defined terms

Capitalised terms used in this agreement and not otherwise defined have the meanings given to them in the MIA.

1.2	Interpretation

Clauses 1.2 and 1.3 of the MIA apply to this document as if set out in full in this clause 1.2.

2.	Amendments

2.1	Amendments to MIA

The parties agree that the MIA is amended as follows:
(a)	In clause 1.1 in the definition of ‘End Date’, the meaning is amended to read ‘24 December 2007’.

(b)	In clause 6.1(b)(1)(A), delete the words ‘by 16 November 2007’.

(c)	In clause 13.2(a)(4), the words ‘within 7 months of the date of this agreement’ are replaced with ‘by the End Date’.

(d)	Annexure 1 to the MIA is deleted and replaced with the Scheme of Arrangement set out in the Schedule to this agreement.
2.2	Single document

The MIA as amended by this document is to be read as a single integrated document incorporating the amendments effected by this document.

2.3	Confirmation and acknowledgment

Each party confirms that the MIA, as amended by clause 2.1, remains in full force and effect.

3.	General

3.1	Governing law and jurisdiction

This agreement is governed by the law of New South Wales, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

3.2	Confidentiality

Clause 11 of the MIA applies to this document as if set out in full in this clause 3.2.

3.3	Counterparts

This document may be executed in counterparts. All executed counterparts constitute one agreement.

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 5

Schedule — Scheme of Arrangement

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 6

Bolnisi Scheme
Bolnisi Gold NL
ACN 008 587 086
and
Scheme Shareholders

MLC Centre Martin Place Sydney NSW 2000 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Scheme
This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Bolnisi	Bolnisi Gold NL ACN 008 587 086
of Level 8, 261 George Street, Sydney NSW 2000
(Bolnisi)

Scheme Shareholders	The holders of fully paid ordinary shares in Bolnisi, other than holders of Excluded Shares, at the Transaction Record Date.
1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in the Scheme are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited.

Business Day	has the meaning given in the Listing Rules.

CDIs	CHESS Depositary Interests which are units of beneficial ownership in Coeur Shares registered in the name of CDN.

CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

Term	Meaning
CHESS	the clearing house electronic sub-register system of share transfers operated by ASX Settlement and Transfer Corporation Pty Ltd.

Coeur	Coeur d’Alene Mines Corporation of 505 Front Avenue, Coeur d’Alene, Idaho 83814.

Coeur Australia	Coeur d’Alene Mines Australia Pty Ltd ACN 125 204 775 a wholly owned indirect subsidiary of Coeur.

Coeur Share	a share of common stock of Coeur, par value US$1.00 per share.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Bolnisi.

Deed Poll	the deed poll dated [insert date] executed by Coeur under which Coeur covenants in favour of the Scheme Shareholders to perform its obligations under the Merger Implementation Agreement and the Scheme.

Effective	the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) in relation to the Scheme.

Election Date	7.00pm on [24 November 2007].

End Date	24 December 2007.

Excluded Shares	any Ordinary Shares held by Coeur or any of its subsidiaries.

Implementation Date	the fifth Business Day after the Transaction Record Date.

Ineligible Overseas Holder	an Ordinary Shareholder whose address as shown in the Register at the Transaction Record Date is in a jurisdiction other than Australia and its external territories, New Zealand or the United States, except where Coeur and Bolnisi are reasonably satisfied that the issue of Coeur Shares (or CDIs representing Coeur Shares) to the Ordinary Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.

Listing Rules	means the official listing rules of the ASX.

Term	Meaning
Merger Implementation Agreement	the implementation agreement dated 3 May 2007 between Bolnisi and Coeur relating to the implementation of the Scheme, as amended.

Ordinary Share	a fully paid ordinary share in Bolnisi.

Ordinary Shareholder	each person who is registered as the holder of Ordinary Shares.

Register	the register of members of Bolnisi.

Registrar	Computershare Investor Services Pty Limited.

Regulatory Authority	means an Australian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown in right of the Commonwealth of Australia or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, ASIC, ASX, the TSX, the NYSE and the SEC.

Sale Agent	such person or persons appointed by agreement between Bolnisi and Coeur to sell the Coeur Shares that are attributable to Ineligible Overseas Holders under the terms of the Scheme.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Bolnisi and the Scheme Shareholders as described in the Merger Implementation Agreement.

Scheme Consideration	the consideration to be provided to Scheme Shareholders for the transfer of each Scheme Share in accordance with the Scheme, being:

• A$0.004 in cash; and

• 0.682 Coeur Shares or CDIs representing Coeur Shares, at the election of the Scheme Shareholder.

Scheme Meeting	the meeting of Ordinary Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Shareholder	an Ordinary Shareholder, other than a holder of Excluded Shares, as at the Transaction Record Date.

Scheme Shares	the Ordinary Shares on issue at the Transaction Record Date.

Term	Meaning
Scheme Transfer	for each Scheme Shareholder, a duly completed and executed instrument of transfer of the Ordinary Shares for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Ordinary Shares.

Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

SEC	United States Securities and Exchange Commission.

Transaction Record Date	5.00pm (Sydney time), on the fifth Business Day after the date on which the Scheme, if approved, becomes Effective.

Transfer Agent	Mellon Investor Services, LLC, the transfer agent for the Coeur Shares.
1.2	Interpretation

In this Scheme, headings and bold type are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(c)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(d)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(e)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(f)	a reference to any document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(g)	a reference to “$” or “dollar” is to Australian currency;

(h)	a reference to any time is a reference to that time in Sydney, New South Wales;

(i)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(j)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Preliminary matters

(a)	Bolnisi is a public company registered in the Australian Capital Territory and is a no liability company.

(b)	At [date of scheme booklet]:
(1)	285,542,321 Ordinary Shares; and

(2)	no options over Ordinary Shares,
were on issue.

(c)	Coeur is a corporation organised under the laws of the State of Idaho.

(d)	If the Scheme becomes Effective:
(1)	Coeur will provide or procure the provision of the Scheme Consideration to Scheme Shareholders in accordance with the Scheme; and

(2)	all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Coeur Australia and Bolnisi will enter the name of Coeur Australia in the Register in respect of the Bolnisi Scheme Shares.
(e)	Bolnisi and Coeur have agreed, by executing the Merger Implementation Agreement, to implement the Scheme.

(f)	Coeur has executed the Deed Poll, pursuant to which it has covenanted to perform its obligations under this Scheme, including the obligation to provide or procure the provision of the Scheme Consideration to the Scheme Shareholders.

3	Conditions to the Scheme

(a)	The Scheme is conditional on:

(1)	all the conditions in clause 3.1 of the Merger Implementation Agreement having been satisfied or waived in accordance with the terms of the Merger Implementation Agreement by 5.00pm on the day before the Second Court Date;

(2)	approval of the Scheme by the Court pursuant to section 411(4)(b) of the Corporations Act;

(3)	the Merger Implementation Agreement not having been terminated by either party to that agreement before 8.00am on Second Court Date.
(b)	The satisfaction of the conditions precedent in clause 3(a) is a condition precedent to the operation of clause 4.2.

(c)	The Scheme will lapse and be of no further force or effect if the Scheme does not become Effective on or before the End Date or any later date Bolnisi and Coeur agree.

4	The Scheme

4.1	Lodgement of Court orders

Bolnisi will lodge with ASIC office copies of the Court orders under section 411 of the Corporations Act approving the Scheme by 5.00pm on the first Business Day after the day on which the Court approves the Scheme.

4.2	Transfer of Scheme Shares

(a)	Bolnisi will procure Coeur to provide the Scheme Consideration to each Scheme Shareholder in accordance with clause 5 of this Scheme.

(b)	On the Implementation Date and subject to the Scheme Consideration having been provided to each Scheme Shareholder in accordance with clause 5 of this Scheme, the Scheme Shares, together with all rights and entitlements attaching to them as at the Implementation Date, will be transferred to Coeur Australia by:
(1)	Bolnisi delivering to Coeur Australia the Scheme Transfer to transfer all Scheme Shares to Coeur Australia, without the need for any further act by any Scheme Shareholders; and

(2)	Coeur Australia duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Bolnisi for registration.
(c)	Promptly upon receipt of the Scheme Transfer, Bolnisi will enter the name of Coeur Australia in the Register in respect of the Scheme Shares subject to the Scheme Transfer.

5	Provision of Scheme Consideration

5.1	Election Mechanism

Bolnisi must ensure that:

(a)	the Scheme Booklet sent to Scheme Shareholders is accompanied by a form of election under which each Scheme Shareholder is requested to elect to receive either:
(1)	A$0.004 in cash and 0.682 Coeur Shares; or

(2)	A$0.004 in cash and CDIs representing the same number of Coeur Shares, at the election of the Scheme Shareholder (made in accordance with the terms of the Scheme in respect of all of their Scheme Shares);
(b)	the Scheme Booklet sent to Scheme Shareholders is accompanied by a form of election under which each Scheme Shareholder who elects to receive CDIs must elect to either:
(1)	hold their CDIs on the CHESS subregister; or

(2)	hold their CDIs on the issuer-sponsored subregister rather than the CHESS subregister.
(c)	the form of election provides that:
(1)	any such elections will apply to all of the Scheme Shares held by a Scheme Shareholder;

(2)	a valid election may be made, and once made, varied by a Scheme Shareholder by returning the election form before 7.00pm on the Election Date in writing to an address to be specified by Bolnisi in the Scheme Booklet;

(3)	if valid elections is not made by a Scheme Shareholder in relation to all of the Scheme Shares held by that shareholder prior to the Election Date, then that Scheme Shareholder will be deemed to have elected to receive A$0.004 in cash and CDIs representing Coeur Shares for every Scheme Share in respect of all that Scheme Shareholder’s Scheme Shares; and

(4)	in the manner considered appropriate by Bolnisi (acting reasonably), a Scheme Shareholder who holds one or more parcels of Ordinary Shares as trustee or nominee for, or otherwise on account of, another person, may make separate elections in relation to each of those parcels of Ordinary Shares; and
(d)	to the extent practicable, Scheme Shareholders who have acquired Ordinary Shares after the date of dispatch of the Scheme Booklet and election form can receive an election form on request to Bolnisi before the Election Date.

5.2	Payment of the cash component of the Scheme Consideration

(a)	On the Business Day prior to the Implementation Date, Bolnisi must procure that Coeur, deposits or procures the deposit in cleared funds of an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to Scheme

Shareholders, into an Australian dollar denominated trust account, operated by Bolnisi as trustee for those Scheme Shareholders, to be held on trust for those Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) shall be to Coeur’s account.

(b)	On the Implementation Date and subject to Coeur having complied with clause 5.2(a), Bolnisi must pay or procure the payment of the cash component of the Scheme Consideration to each Scheme Shareholder from the account referred to in clause 5.2(a).

(c)	The obligations of Bolnisi under clause 5.2(b) shall be satisfied by Bolnisi on the Implementation Date, dispatching, or procuring the dispatch of, a cheque to the Scheme Shareholder by prepaid post to their address recorded in the Register as at the Transaction Record Date, such cheque being drawn in the name of the Scheme Shareholder (or, in the case of joint holders, in accordance with the procedure set out in clause 5.2(e)) for the relevant amount, with that amount being denominated in Australian dollars.

(d)	To the extent that there is a surplus in the amount held in the trust account, that surplus must be paid by Bolnisi to Coeur following the satisfaction of Bolnisi’s obligations under clause 5.2(c).

(e)	In the case of joint holders of Scheme Shares, any cheque will be forwarded to the holder whose name appears first in the Register on the Transaction Record Date.

5.3	Payment of the scrip component of the Scheme Consideration

(a)	Subject to clauses 5.3(b), 5.5 and 5.6, the obligation of Bolnisi to procure the provision of the scrip component of the Scheme Consideration will be satisfied:
(1)	in the case where shareholders elect to receive Coeur Shares, by Bolnisi procuring Coeur:
(A)	on the Implementation Date, to procure the Transfer Agent to enter in the shareholder register of Coeur the name and address of each such Scheme Shareholder and the number of Coeur Shares issued to them in accordance with the Scheme;

(B)	on the Implementation Date (but in any event within 5 Business Days after the Implementation Date), to procure the Transfer Agent to dispatch to each such Scheme Shareholder by pre-paid post to his or her address recorded in the Register at the Transaction Record Date, uncertificated holding statements, in the name of the Scheme Shareholder representing the total number of Coeur Shares issued to that shareholder.
(2)	in the case where shareholders elect to receive Coeur Shares in the form of CDIs, by Bolnisi procuring Coeur on the Implementation Date:
(A)	to issue to CDN to be held on trust that number of Coeur Shares that will enable CDN to issue CDIs in accordance with paragraphs (B) and (C);

(B)	to procure CDN to issue to each relevant Scheme Shareholder the number of CDIs calculated in accordance with the Scheme;

(C)	to procure CDN to issue to the Sale Agent the number of CDIs calculated in accordance with the Scheme and the Sale Agent will become the legal and beneficial owner of the CDIs issued to it without the need for any further acts by the relevant Ineligible Overseas Holder. For the avoidance of doubt, the Sale Agent will not be acting as a trustee, custodian, nominee or agent in respect of those CDIs, whether for the purpose of distributions to be paid on those CDIs, or any sale or transfer of those CDIs or otherwise;

(D)	to cause CDN’s name to be entered on the list of shareholders maintained by the Transfer Agent as the holder of the Coeur Shares issued to CDN;

(E)	to procure the Transfer Agent to dispatch to CDN of a certificate in the name of CDN representing the Coeur Shares issued to CDN;

(F)	to procure the name of each relevant Scheme Shareholder to be entered on the records maintained by CDN as the holder of the CDIs issued to that Scheme Shareholder; and

(G)	to procure the name of the Sale Agent to be entered on the records maintained by CDN as the holder of the CDIs issued to the Sale Agent.
(3)	in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the CHESS subregister, by Bolnisi procuring Coeur to procure the issue of an allotment advice that sets out the number of CDIs allotted and at the end of the month of allotment, ASX Settlement and Transfer Corporation Pty Ltd (acting on behalf of Coeur) will provide a CDI holding statement, which confirms the number of CDIs held on the CHESS subregister; and

(4)	in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the issuer-sponsored subregister rather than the CHESS subregister, by Bolnisi procuring Coeur to procure the issue of a CDI holding statement which sets out the number of CDIs held on the issuer-sponsored subregister.
(b)	In the case of joint holders of Scheme Shares, any uncertificated holding statements, share certificates or equivalent documentation for Coeur Shares (or CDIs representing Coeur Shares) will be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Register at the Transaction Record Date.

(c)	Each Scheme Shareholder to whom Coeur Shares are to be issued under this Scheme agrees:
(1)	to become a shareholder of Coeur;

(2)	to have their name and address entered in the Coeur shareholder register; and

(3)	to be bound by the articles of incorporation and bylaws of Coeur as in force from time to time in respect of the Coeur Shares.
(d)	Each Scheme Shareholder to whom CDIs representing Coeur Shares are to be issued under this Scheme agrees:

(1)	to become a holder of CDIs representing Coeur Shares;

(2)	to have their name and address entered in the CDI holders’ register; and

(3)	to be bound by the articles of incorporation and bylaws of Coeur as in force from time to time in respect of the Coeur Shares.
5.4	Binding instructions

Any binding instructions between a Scheme Shareholder and Bolnisi relating to Ordinary Shares (including, without limitation, any instructions relating to payment of dividends or to communications from Bolnisi) will from the Implementation Date be deemed, by reason of the Scheme, to be a similarly binding instruction to and accepted by Coeur in respect of Coeur Shares or Coeur Shares in the form of CDIs issued to Scheme Shareholders until that instruction is revoked or amended in writing addressed to Coeur at its share registry.

5.5	Ineligible Overseas Holders

Bolnisi will be under no obligation to procure Coeur to issue, and Coeur will not issue, any Coeur Shares (or CDIs representing Coeur Shares) to an Ineligible Overseas Holder, and instead:

(a)	the Coeur Shares (or, at the election of the Sale Agent, CDIs representing Coeur Shares) which would otherwise be required to be issued to the Ineligible Overseas Holders under the Scheme will be issued to the Sale Agent (and/or to a nominee or nominees of the Sale Agent);

(b)	Bolnisi will procure that, as soon as reasonably practicable (and in any event not more than 28 days after the Implementation Date), the Sale Agent, in consultation with Bolnisi and Coeur, sells or procures the sale of all of the Coeur Shares (or CDIs representing Coeur Shares) issued to the Sale Agent (and/or its nominees) pursuant to clause 5.5(a) in such manner, at such price and on such other terms as the Sale Agent determines in good faith (and at the risk of the Ineligible Overseas Holders), and remit to Bolnisi the proceeds of sale (after deduction of any applicable brokerage, costs, taxes and charges) (the Proceeds). To the extent that the Proceeds received by the Sale Agent are in a currency other than Australian dollars, the Sale Agent shall remit the Proceeds to Bolnisi in Australian dollars converted at the exchange rate prevailing 2 Business Days prior to remittance; and

(c)	Bolnisi will pay or procure the payment to each Ineligible Overseas Holder, in full satisfaction of Coeur’s obligation to that Ineligible Overseas Holder described in the Scheme in respect of the scrip component of the Scheme Consideration, the amount “A” calculated in accordance with the following formula and rounded to the nearest cent:
A = (B/C) x D

where:
B =	the number of Coeur Shares (or CDIs) that would have been issued to that Ineligible Overseas Holder had it not been an Ineligible Overseas Holder;

C =	the total number of Coeur Shares (or CDIs) which would otherwise have been issued to all Ineligible Overseas Holders and which are issued to the Sale Agent (and/or its nominees); and

D =	the Proceeds (as defined in clause 5.5(b) above) or equivalent amount in Australian dollars (as determined in accordance with clause 5.5(b)).
(d)	None of Bolnisi, Coeur or the Sale Agent gives any assurance as to the price that will be achieved for the sale of Coeur Shares (or CDIs) described above.

5.6	Fractional entitlements and splitting

(a)	Subject to clause 5.6(b), where the calculation of the number of Coeur Shares (or CDIs) to be issued to a particular Scheme Shareholder would result in the issue of a fraction of a Coeur Share (or CDI), the fractional entitlement will, after aggregating all holdings of the Scheme Shareholder, be rounded up in the case of an entitlement to half of a Coeur Share (or CDI), or otherwise rounded up or down to the nearest whole number of Coeur Shares (or CDIs).

(b)	If Coeur reasonably forms the opinion that 2 or more Scheme Shareholders, each of whom holds a number of Scheme Shares which results in rounding in accordance with clause 5.6(a) have, before the Transaction Record Date, been party to shareholding splitting or division in an attempt to obtain advantage by reference to such rounding, Coeur may send a notice to those Scheme Shareholders stating that opinion and attributing to one of them specifically identified in the notice (the Deemed Holder) all of the Scheme Shares held by all of them, upon which, for the purposes of the Scheme:
(1)	the Deemed Holder will be taken to hold all the Scheme Shares referred to in the notice; and

(2)	each of the other Scheme Shareholders whose names are set out in the notice, will be taken not to hold any of the Scheme Shares, and by complying with this clause 5.6(b), Coeur will be taken to have satisfied and discharged its obligations under the terms of the Scheme to all the Scheme Shareholders named in the notice.

6	Dealings in Ordinary Shares

(a)	To establish the identity of the Scheme Shareholders, dealings in Ordinary Shares will only be recognised if:
(1)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Ordinary Shares by the Transaction Record Date; and

(2)	in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Transaction Record Date at the place where the Register is kept.

(b)	Bolnisi must register registrable transmission applications or transfers of the kind referred to in clause 6(a)(2) by the Transaction Record Date.

(c)	If the Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Transaction Record Date.

(d)	Bolnisi will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Ordinary Shares received after the Transaction Record Date.

(e)	For the purpose of determining entitlements to the Scheme Consideration, Bolnisi must maintain the Register in accordance with the provisions of this clause 6 until the Scheme Consideration has been paid to the Scheme Shareholders. The Register in this form will solely determine entitlements to the Scheme Consideration.

(f)	All statements of holding for Ordinary Shares will cease to have effect from the Transaction Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Register will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Ordinary Shares relating to that entry.

(g)	As soon as possible on or after the Transaction Record Date, Bolnisi will ensure that details of the names, registered addresses and holdings of Ordinary Shares for each Scheme Shareholder are available to Coeur in the form Coeur reasonably requires.

7	Quotation of Ordinary Shares

(a)	Bolnisi will apply to ASX to suspend trading on ASX in Ordinary Shares from the close of trading on the day Bolnisi notifies ASX that the Court has approved the Scheme under section 411(4)(b) of the Corporations Act.

(b)	On a date after the Implementation Date to be determined by Coeur, Bolnisi will apply:
(1)	for termination of the official quotation of Ordinary Shares on ASX; and

(2)	to have itself removed from the official list of ASX.
8	General Scheme provisions

8.1	Consent to Scheme amendments

If the Court proposes to approve the Scheme subject to any alterations or conditions, Bolnisi may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Coeur has consented.

8.2	Scheme Shareholders’ agreements and representations

(a)	The Scheme Shareholders agree to the transfer of their Ordinary Shares in accordance with the Scheme.

(b)	To the extent permitted by law, the Scheme Shareholders are taken to have warranted to Coeur and Bolnisi on its own behalf and on behalf of Coeur that all their Ordinary Shares (including any rights attaching to those shares) which are transferred under the Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Ordinary Shares together with any rights attaching to those shares.

8.3	Title to and rights in Scheme Shares

(a)	The Scheme Shareholders (and not Coeur Australia) shall be entitled to any dividends and other distributions declared or paid on the Ordinary Shares in accordance with the Merger Implementation Agreement prior to the Implementation Date.

(b)	Coeur Australia will be beneficially entitled to the Ordinary Shares transferred to it under the Scheme pending registration by Bolnisi of Coeur Australia in the Register as the holder of the Ordinary Shares.

8.4	Appointment of Coeur or Coeur Australia as proxy

Upon the Scheme becoming Effective, and until Bolnisi registers Coeur Australia as the holder of all Scheme Shares in the Register, each Scheme Shareholder:

(a)	is deemed to have appointed Coeur and Coeur Australia severally as attorney and agent (and directed Coeur and Coeur Australia in such capacity) to appoint a director of Coeur or Coeur Australia as its sole proxy and, where applicable, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution at the discretion of Coeur or Coeur Australia, and no Scheme Shareholder may itself attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to this clause 8.4(a)); and

(b)	must take all other actions in the capacity of a registered holder of Scheme Shares as Coeur or Coeur Australia reasonably directs.

8.5	Effect of the Scheme

The Scheme binds Bolnisi and all Shareholders from time to time (including those who do not attend the Scheme Meeting, those who do not vote at that meeting and those who vote against this Scheme at that meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Bolnisi.

8.6	Enforcement of Deed Poll

Bolnisi undertakes in favour of each Scheme Shareholder to enforce the Deed Poll against Coeur on behalf of and as agent and attorney for the Scheme Shareholders.

9	Power of attorney

(a)	Scheme Shareholders will be deemed to have authorised Bolnisi to do and execute all acts, matters, things and documents on the part of each Scheme Shareholder necessary to implement the Scheme, including (without limitation) executing, as agent and attorney of each Scheme Shareholder, a share transfer or transfers in relation to Scheme Shares as contemplated by clause 9(b).

(b)	Each Scheme Shareholder, without the need for any further act, irrevocably appoints Bolnisi and all its directors and officers (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to this Scheme including a proper instrument of transfer of its Ordinary Shares for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Scheme Shares.

10	General

10.1	Stamp duty

Coeur will pay all stamp duty payable in connection with the transfer of Ordinary Shares to Coeur Australia.

10.2	Consent

The Scheme Shareholders consent to Bolnisi doing all things necessary or incidental to the implementation of the Scheme.

10.3	Notices

If a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to Bolnisi, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Bolnisi’s registered office or at the office of the Registrar.

10.4	Governing law

(a)	The Scheme is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme.

10.5	Further action to be taken at Bolnisi expense

Bolnisi must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it.

Signing page
EXECUTED as an agreement.

Signed for Coeur d’Alene Mines Corporation by			←
/s/ Dennis Wheeler

Signature of officer

/s/ Mitchell Krebs	←	Dennis Wheeler

Signature of witness		Name of officer (print)

Mitchell Krebs		Chief Executive Officer

Name of witness (print)		Office held

Executed by Coeur d’Alene Mines Australia Pty Ltd

/s/ Dennis Wheeler	←	/s/ Mitchell Krebs	←

Signature of director		Signature of director/company secretary
(Please delete as applicable)

Dennis Wheeler		Mitchell Krebs

Name of director (print)		Name of director/company secretary (print)

Signed for Coeur Sub Two, Inc by			←
/s/ Dennis Wheeler

Signature of officer

/s/ Mitchell Krebs	←	Dennis Wheeler

Signature of witness		Name of officer (print)

Mitchell Krebs		Chief Executive Officer

Name of witness (print)		Office held

Executed by Bolnisi Gold NL

/s/ Norman Alfred Seckold	←	/s/ Peter J. Nightingale	←

Signature of director		Signature of director/company secretary
(Please delete as applicable)

Norman Alfred Seckold		Peter J. Nightingale

Name of director (print)		Name of director/company secretary (print)

Minter Ellison | Ref: JP:MAL 20-4658175	Third Amending Agreement | page 7